Special Committee of Board of Directors of APAC Customer Services and Tresar Holdings LLC
Jointly Agree to Withdrawal of Acquisition Proposal

BANNOCKBURN, IL, March 9, 2009 — APAC Customer Services, Inc. (Nasdaq: APAC), a leading provider of quality customer care services and solutions, today announced that the special committee of APAC’s board of directors and Tresar Holdings LLC have jointly agreed not to further pursue Tresar Holdings’ proposal to acquire the remaining outstanding shares of APAC’s common stock not currently held by Theodore G. Schwartz, APAC Customer Services’ founder and chairman, and certain related holders. Tresar Holdings has withdrawn its proposal.

“After a thorough and deliberate review of the Tresar Holdings proposal, the special committee, with the advice and assistance of its advisors and with the concurrence of Mr. Schwartz, decided not to pursue the proposal further,” said John J. Park, chairman of the special committee. “The members of the special committee look forward to working with Ted and the management team going forward.”

“APAC’s recent strong financial results and the positive movement in the company’s share price have made it unnecessary to continue with the proposal,” said Mr. Schwartz. “I look forward to continuing to work closely together with Mike Marrow, the APAC team and the board of directors to build on the strong foundation that has been put into place for long-term growth.”

“Management looks forward to continuing to work with Ted and the board of directors to further improve APAC’s operations and achieve long-term growth,” said Michael P. Marrow, president and CEO of APAC Customer Services.

About APAC Customer Services, Inc.
APAC Customer Services, Inc. (NASDAQ: APAC) is a leading provider of customer care services and solutions for market leaders in healthcare, financial services, business services, publishing, communications and travel and entertainment industries. APAC partners with its clients to deliver custom solutions that enhance bottom line performance. For more information, call 1-800-OUTSOURCE. APAC’s comprehensive web site is at: http://www.apaccustomerservices.com.

Forward-Looking Statements
This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are inherently uncertain as they are based on various expectations and assumptions about future events, and they are subject to known and unknown risks and uncertainties and other factors that can cause actual events and results to differ materially from historical results and those projected. The company’s Annual Report on Form 10-K for the year ended December 30, 2007 and its subsequent Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 discuss some of these factors. These filings are available on a website maintained by the SEC at: http://www.sec.gov. The company intends its forward-looking statements to speak only as of the date on which they were made. The company expressly undertakes no obligation to update or revise any forward-looking statements as a result of changed assumptions, new information, future events or otherwise.

Company Contact:	Investor Relations Contact:
Andrew B. Szafran APAC Customer Services, Inc. 847-374-1949 abszafran@apacmail.com	Harriet Fried Lippert/Heilshorn & Associates 212-838-3777 hfried@lhai.com